Nelnet Reports First Quarter 2025 Results
LINCOLN, Neb., May 8, 2025 - Nelnet (NYSE: NNI) today reported GAAP net income of $82.6 million, or $2.26 per share, for the first quarter of 2025, compared with GAAP net income of $73.4 million, or $1.98 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $87.4 million, or $2.39 per share, for the first quarter of 2025, compared with $67.4 million, or $1.81 per share, for the same period in 2024.
“We’re pleased with Nelnet’s strong operating results to kick off 2025,” said Jeff Noordhoek, chief executive officer of Nelnet. “In a challenging and uncertain economic environment, all our core businesses are performing well and contributing to this momentum. We enhanced our already strong capital and liquidity positions, allowing us to be ready to strategically invest in opportunities that we believe will drive long-term success and value creation.”

Nelnet has four reportable operating segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, both part of the company's Nelnet Financial Services (NFS) division, and fee-based revenue in its Loan Servicing and Systems (referred to as Nelnet Diversified Services (NDS)) and Education Technology Services and Payments (referred to as Nelnet Business Services (NBS)) segments. Other business activities and operating segments that are not reportable and not part of the NFS division are combined and included in Corporate Activities.
Asset Generation and Management
The AGM operating segment reported loan and investment net interest income of $52.9 million during the first quarter of 2025, compared with $40.6 million for the same period a year ago. The increase in 2025 was due to an increase in loan spread2, but was partially offset by the expected runoff of the Federal Family Education Loan Program (FFELP) loan portfolio. The average balance of loans outstanding decreased from $11.6 billion for the first quarter of 2024 to $9.5 billion for the same period in 2025.
AGM recognized a provision for loan losses in the first quarter of 2025 of $13.0 million ($9.9 million after tax), compared with $6.5 million ($4.9 million after tax) in the first quarter of 2024. Provision for loan losses was primarily impacted by establishing an initial allowance for loans acquired during the period. During the first quarter of 2025, AGM acquired $832.6 million of loans, including $702.8 million of FFELP loans.
In addition, AGM recognized a loss of $3.8 million ($2.9 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $5.7 million ($4.3 million after tax) for the same period in 2024. AGM recognized net income after tax of $22.7 million for the three months ended March 31, 2025, compared with $25.6 million for the same period in 2024.
Nelnet Bank
As of March 31, 2025, Nelnet Bank had a $761.6 million and $872.2 million loan and investment portfolio, respectively, and total deposits, including intercompany deposits, of $1.38 billion. Nelnet Bank reported loan and investment net interest income of $12.4 million during the first quarter of 2025, compared with $7.6 million for the same period a year ago. The increase in 2025 was due to an increase in the loan and investment portfolio and net interest margin.
Nelnet Bank recognized a provision for loan losses in the first quarter of 2025 of $2.3 million ($1.7 million after tax), compared with $4.4 million ($3.3 million after tax) in the first quarter of 2024. In addition, Nelnet Bank recognized a loss of $2.5 million ($1.9 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $2.3 million ($1.7 million after tax) for the same period in 2024.
Nelnet Bank recognized net income after tax for the quarter ended March 31, 2025 of $1.5 million, compared with $0.9 million for the same period in 2024.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $120.7 million for the first quarter of 2025, compared with $127.2 million for the same period in 2024. On April 1, 2024, the company began to earn revenue under its new Unified Servicing and Data Solution (USDS) contract which replaced its legacy student loan servicing contract with the Department of Education
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

(Department). Revenue earned under the USDS contract on a per borrower blended basis is lower than the legacy contract. The decrease in revenue from the government servicing contract was partially offset by an increase in private education loan servicing revenue. Private and consumer loan servicing revenue increased to $22.7 million for the three months ended March 31, 2025, compared with $12.6 million for the same period in 2024, as a result of the conversion of Discover Financial Services and SoFi Lending Corp. loan portfolios during the fourth quarter of 2024 and first quarter of 2025.
As of March 31, 2025, the company was servicing $542.3 billion in government-owned, FFELP, private education, and consumer loans for 15.6 million borrowers, compared with $532.2 billion in servicing volume for 15.9 million borrowers as of March 31, 2024.
The Loan Servicing and Systems segment reported net income after tax of $14.1 million for the three months ended March 31, 2025, compared with $12.2 million for the same period in 2024.
Education Technology Services and Payments
For the first quarter of 2025, revenue from the Education Technology Services and Payments operating segment was $147.3 million, an increase from $143.5 million for the same period in 2024. Revenue less direct costs to provide services for the first quarter of 2025 was $99.3 million, compared with $94.9 million for the same period in 2024.
Net income after tax for the Education Technology Services and Payments segment was $36.1 million for the three months ended March 31, 2025, compared with $36.2 million for the same period in 2024.
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter compared with the remainder of the year.
Corporate Activities
Included in Corporate Activities are the operating results of the company's 45 percent voting membership interest in ALLO Holdings LLC, a holding company for ALLO Communications LLC (ALLO). During the first quarter of 2024, the company recognized a loss on its ALLO voting membership interest investment of $10.7 million ($8.1 million after tax). The company has no remaining carrying value related to this investment in ALLO. Accordingly, no losses were recognized on this investment in the first quarter of 2025, and absent additional voting membership equity contributions, the company will not recognize future losses on this investment.
As previously announced in April 2025, Nelnet entered into an agreement with ALLO pursuant to which ALLO will redeem certain of its membership interests from Nelnet. Upon closing, Nelnet expects to receive aggregate cash proceeds of approximately $410 million from ALLO for these redemptions and recognize a pre-tax gain of approximately $175 million. The transaction is expected to close in late May 2025, subject to customary closing conditions. Immediately following the closing of the transaction, Nelnet will not own any preferred membership interests of ALLO, but will maintain a significant voting equity investment in ALLO. Nelnet’s ownership of ALLO will decrease from 45% to approximately 26%.
Board of Directors Declares Second Quarter Dividend and Authorizes New Stock Repurchase Program
The Nelnet Board of Directors declared a second-quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.28 per share. The dividend will be paid on June 16, 2025, to shareholders of record at the close of business on June 2, 2025.
In addition, the Board of Directors has authorized a new stock repurchase program to purchase up to five million shares of the company's Class A common stock during the three-year period ending May 8, 2028. The five million shares authorized under the new program includes the remaining unpurchased shares from the prior repurchase program, which expires on May 8, 2025. Shares may be repurchased under the new program from time to time in the open market or private transactions (including with related parties), and the timing and amount of repurchases will depend on market conditions, share prices, trading volumes, and other factors, including compliance with credit agreements and securities laws.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including investment interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in ALLO and Hudl, and risks related to solar tax equity investments, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom) including venture capital and real estate investments, reinsurance, acquisitions, solar construction, and other activities (including risks associated with errors that occasionally occur in converting loan servicing portfolios to a new servicing platform), including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, including changes to the regulatory environment from the change in presidential administration, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024	(1)
Interest income:
Loan interest	$166,439	178,434	216,724
Investment interest	41,389	42,815	52,078
Total interest income	207,828	221,249	268,802
Interest expense on bonds and notes payable and bank deposits	125,114	141,170	194,580
Net interest income	82,714	80,079	74,222
Less provision for loan losses	15,337	22,057	10,828
Net interest income after provision for loan losses	67,377	58,022	63,394
Other income (expense):
Loan servicing and systems revenue	120,741	137,981	127,201
Education technology services and payments revenue	147,330	108,335	143,539
Reinsurance premiums earned	24,687	18,673	12,780
Solar construction revenue	3,995	13,828	13,726
Other, net	23,694	27,794	4,082
Gain (loss) on sale of loans, net	909	42	(141)
Derivative market value adjustments and derivative settlements, net	(5,578)	14,879	9,721
Total other income (expense), net	315,778	321,532	310,908
Cost of services and expenses:
Loan servicing contract fulfillment and acquisition costs	1,633	1,497	—
Cost to provide education technology services and payments	48,047	38,658	48,610
Cost to provide solar construction services	7,828	28,558	14,229
Total cost of services	57,508	68,713	62,839
Salaries and benefits	138,223	147,229	143,875
Depreciation and amortization	9,255	12,544	16,769
Reinsurance losses and underwriting expenses	22,212	16,180	11,317
Other expenses	48,226	50,681	45,528
Total operating expenses	217,916	226,634	217,489
Impairment expense and provision for beneficial interests	1,591	5,764	37
Total expenses	277,015	301,111	280,365
Income before income taxes	106,140	78,443	93,937
Income tax expense	(25,010)	(15,016)	(23,181)
Net income	81,130	63,427	70,756
Net loss (gain) attributable to noncontrolling interests	1,430	(268)	2,652
Net income attributable to Nelnet, Inc.	$82,560	63,159	73,408
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.26	1.73	1.98
Weighted average common shares outstanding - basic and diluted	36,478,426	36,461,513	37,156,971
(1)    During the second quarter of 2024, the company identified certain immaterial errors in the previously issued consolidated financial statements that have been corrected to conform to the March 31, 2025 presentation. Refer to the company's quarterly report on Form 10-Q for the three months ended March 31, 2025 that was filed with the Securities and Exchange Commission on May 8, 2025 for additional information.

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2025	December 31, 2024	March 31, 2024	(1)
Assets:
Loans and accrued interest receivable, net	$10,422,704	9,992,744	11,829,078
Cash, cash equivalents, and investments	2,523,067	2,395,214	2,112,999
Restricted cash	611,610	736,502	761,141
Goodwill and intangible assets, net	192,832	194,357	200,699
Other assets	441,745	458,936	470,295
Total assets	$14,191,958	13,777,753	15,374,212
Liabilities:
Bonds and notes payable	$8,656,157	8,309,797	10,582,513
Bank deposits	1,313,407	1,186,131	802,061
Other liabilities	859,385	982,708	753,918
Total liabilities	10,828,949	10,478,636	12,138,492
Equity:
Total Nelnet, Inc. shareholders' equity	3,419,523	3,349,762	3,297,190
Noncontrolling interests	(56,514)	(50,645)	(61,470)
Total equity	3,363,009	3,299,117	3,235,720
Total liabilities and equity	$14,191,958	13,777,753	15,374,212
(1)    During the second quarter of 2024, the company identified certain immaterial errors in the previously issued consolidated financial statements that have been corrected to conform to the March 31, 2025 presentation. Refer to the company's quarterly report on Form 10-Q for the three months ended March 31, 2025 that was filed with the Securities and Exchange Commission on May 8, 2025 for additional information.
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended March 31,
	2025	2024
GAAP net income attributable to Nelnet, Inc.	$82,560	73,408
Realized and unrealized derivative market value adjustments (a)	6,324	(7,964)
Tax effect (b)	(1,519)	1,911
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$87,365	67,355
Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.26	1.98
Realized and unrealized derivative market value adjustments (a)	0.17	(0.22)
Tax effect (b)	(0.04)	0.05
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$2.39	1.81

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.